CIS/AAP/669
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26/04/2004

PROTOCOL NO. ______________ /2003

NOTARIAL JOINT VENTURE AGREEMENT

BE IT HEREBY MADE KNOWN :

That on this the 2nd day of December in the year of our Lord Two Thousand and Three (2003), before me, CHRISTOPHER IAN STEVENS, Notary Public by lawful authority, duly sworn and admitted, residing and practising at Johannesburg, in the Province of Gauteng of the Republic of South Africa, and in the presence of the undersigned witnesses personally came and appeared KAREN JUNE WHITE, a secretary of Attorneys Deneys Reitz Inc. of Sandton and as such in her capacity as the duly authorised Attorney and Agent of :

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(1)	POTGIETERSRUST PLATINUMS LIMITED (Registration No. 1925/008353/06)

(hereinafter together with its successors in title and assigns referred to as “PPL”), she, the said Appearer being duly authorised hereto under and by virtue of a Special Power of Attorney dated at Johannesburg on the 25th day of November 2003 and granted to her by ROELAND HERMAN HENDRIK VAN KERCKHOVEN in his capacity as a Director of PPL, he being duly authorised by a Resolution of Directors of PPL passed at Johannesburg on the 14th day of November 2003;

(2)	PLATEAU RESOURCES (PROPRIETARY) LIMITED (Registration No. 1996/013879/07)

(hereinafter together with its successors in title and assigns referred to as “Plateau”), she, the said Appearer being duly authorised hereto under and by virtue of a Special Power of Attorney dated at Vancouver on the 24th day of November 2003 and granted to her by DAVID J COPELAND in his capacity as a Director of Plateau, he being duly authorised by a Resolution of Directors of Plateau passed at Vancouver on the 24th day of November 2003;

AND

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(3)	ANOORAQ RESOURCES CORPORATION (a company incorporated under the laws of British Columbia, Canada)

(hereinafter together with its successors in title and assigns referred to as “Anooraq”), she, the said Appearer being duly authorised hereto under and by virtue of a Special Power of Attorney dated at Vancouver on the 24th day of November 2003 and granted to her by JEFFREY R MASON in his capacity as a Director of Anooraq, he being duly authorised by a Resolution of Directors of Anooraq passed at Vancouver on the 24th day of November 2003;

which Powers of Attorney and certified copies of which Resolutions have this day been exhibited to me, the Notary, and now remain filed of record with the Minute hereof.

AND THE APPEARER DECLARED THAT THESE PRESENTS WITNESS :

1.	DEFINITIONS

1.1	In this Agreement, unless inconsistent with the context, the following words and phrases shall have the respective meanings assigned to them :

	“Accounting Period”	a period of 12 (TWELVE) calendar months commencing on 1 January and ending on 31

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December of each year, or such other period as the Management Committee may determine;

“the Act”	the Minerals Act 50 of 1991 as amended;

“Affiliate”
in relation to any juristic person, any company which is for the time being a subsidiary or holding company of that person or a subsidiary of a holding company of such person, and a company is a subsidiary of another company (its holding company) if that other company is in Control of the former company or if it is a subsidiary of a company which is itself a subsidiary of that other company;

“this Agreement”	this Notarial Joint Venture Agreement and shall include the Annexes hereto;

“Anglo Platinum Group”	Anglo American Platinum Corporation Limited and all of its Affiliates, together;

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“Annual Budget”	the annual budget prepared by the Manager and approved by the Management Committee pursuant to clause 9.7 below, from time to time;

“Anooraq”	as defined in the description of the Parties above;

“Bankable Feasibility Study”
a comprehensive document or documents that addresses all matters which are customarily required for an effective assessment of the viability of the development and Mining of the JV Area, in such form and detail as are required for the purposes of determining whether to finance the development of a commercial Mining operation within the JV Area, including but not limited to chapters on the following : ownership, location, geology and ore reserves, metallurgy, Mining, materials handling, processing, ancillary facilities and site services, infrastructure for and

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availability of labour, energy supply, environmental impact studies and rehabilitation obligations, capital costs, costs to be incurred to sustain production including initial working capital, the time and critical path to place the Mine into production and financing requirements throughout the construction phase, financial analysis (including price sensitivity analysis) assumptions as to mineral prices and utilisation of a discount rate consistent with financing costs at the time as well as project and country risks;

“Business”	those activities of the Joint Venture set out in clause 2.5;

“Business Days”	any day, other than a Saturday, Sunday or any statutory public holiday in the Republic of South Africa, or Canada;

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“By-products”	materials, compounds, metals and products other than Concentrate for which a commercial value exists and which can be produced and sold by the Joint Venture;

“Capital Expenditure”
all expenditure which is generally regarded in the mining industry in South Africa as expenditure of a capital nature and shall include expenditure which is generally regarded in the mining industry in South Africa as replacement and/or ongoing and/or renewal capital expenditure;

“Charter”	the charter on broad-based socio-economic empowerment contemplated in section 100 of the MPRDA;

“Commercial Production”	run of mine ore, if that is all that is produced from the Mine by the Joint Venture, but if Concentrate is produced by the Joint Venture then it shall mean

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Concentrate from the Mine and By Products;

“Concentrate”
any treatable product arising from the process of crushing, milling and flotation of Ore produced by the Mine whereby the Platinum Group Metals, including waste, are treated in a Concentrator Complex before commencement of the smelting and precious metal refining process;

“Concentrator Complex”
a mineral processing facility consisting of activities such as crushing, milling and thickening, froth flotation, tailings disposal and concentrate filtration but does not include smelting or other downstream processing facilities such as base metals and precious metals refineries;

“Confidential Information”	all communications, whether written, pictorial or oral, and all other material relating to Mining and Prospecting

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Information, commercial and technical information, trade secrets, agreements (whether in writing or not, or in electronic format), or which can be obtained by examination, testing, visual inspection or analysis, including, without limitation, business or financial data, know-how, formulae, processes, designs, sketches, plans, drawings, specifications, sample reports, models, studies, findings, computer software, inventions or ideas, analyses, concepts, compilations, studies and other material prepared by or in possession of or under the control of any Party, as well as that which contain or otherwise reflect or are generated from any such information as is specified in this definition, or any information which is not in the public domain for a reason other than a breach of this Agreement;

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“Control”
in relation to a company means any one of the following, namely, in respect of a company not listed on a stock exchange, if another company or legal entity or person (whether alone or pursuant to an agreement with others) :

	–	holds or controls more than 50% (FIFTY PERCENT) of the voting rights in that company; or

	–	has the right to appoint or remove the majority of that company’s board of directors; or

	–	has the power to ensure the majority of that company’s board of directors will act in accordance with its wishes;

or if the company is listed on a stock exchange, “Control” means :

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–
the holding of shares or the aggregate of holdings of shares or other securities in a company entitling the holder thereof to exercise, or cause to be exercised 35% (THIRTY FIVE PERCENT) or more of the voting rights at shareholders meetings of the company irrespective of whether such holding or holdings confers de facto control; or

–	the holding or control by a shareholder or member alone or pursuant to an agreement with other shareholders or members of more than 35% (THIRTY FIVE PERCENT) of the voting rights in the company;

“Decision to Mine” a decision taken by Plateau and PPL in accordance with 6.1.8, as read with 6.1.9, to proceed with Mining within the JV Area;

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“the Effective Date”	the date of fulfilment of all of the suspensive conditions in clause 23;

“EMPR”	the Environmental Management Programme submitted in accordance with the provisions of the Act, as approved (or amended) by the relevant authority for the Mine;

“Encumbrance”	any mortgage, pledge, lien, security interest, trust arrangement or similar rights or interest of any third party;

“the Exploitation Phase”	the period of the Joint Venture Project from the time that a Decision to Mine is taken;

“Exploration Expenditure”
all costs, charges and expenses (including, but not limited to, prospecting rentals, administration fees and costs, licence fees, licence acquisition fees, payments to surface owners, or payments to the State), payable and payments of whatsoever nature

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made or incurred in connection with the prospecting and investigation of the JV Area, and shall include, but not be limited to, all costs, charges and expenses required for the completion of any preliminary appraisals, geological assessments, engineering studies, metallurgical tests and feasibility studies carried out to ascertain the economic viability of mineralisation in and upon the JV Area, costs of the Bankable Feasibility Study, the cost of all personnel within the Anglo Platinum Group (seconded to or employed by the Joint Venture at the cost invoiced by the relevant company within the Anglo Platinum Group to Plateau at pre-agreed rates), Plateau and Anooraq directly or indirectly engaged in the Joint Venture Project, and any costs of rehabilitation incurred or provided for in the course of prospecting;

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“the Exploration Phase”	the period of the Joint Venture Project from the Effective Date up to the earlier of :

	–	PPL and Plateau taking a Decision to Mine; or

	–	Plateau completing its expenditure obligations as provided for in 6.1 either at the end of the 5th (FIFTH) year of this Agreement or prior thereto;

“HDP”	historically disadvantaged person as defined in section 1 of the MPRDA;

“IAS”	generally accepted accounting principles approved from time to time as International Accounting Standards by the International Accounting Standards Committee;

“IRR”	the internal rate of return of the Joint Venture Project as determined in the

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Bankable Feasibility Study based on 100% (ONE HUNDRED PERCENT) equity financing;

“Joint Venture Project”
the joint venture between PPL and Plateau to prospect for and Mine PGM’s on, in, or under the JV Area, constituted in accordance with the terms of this Agreement and subject to the specific terms of this Agreement;

“Joint Venture Information”	all commercially sensitive knowledge and Confidential Information pertaining to the Joint Venture;

“JV Area”	the area indicated in red on the map annexed hereto as Annex “1”, and which area is covered by the PPL Rights and the Plateau Rights;

“the Joint Venture”	the joint venture constituted as contemplated in clause 3.1;

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“Management Committee”	the committee established in terms of clause 8;

“the Manager”	the manager of the Joint Venture Project appointed in terms of clause 11;

“Meeting”	a Management Committee meeting;

“Mine”	when used as a verb, shall bear the meaning ascribed thereto in section 1 of the Act or section 1 of the MPRDA, once it repeals the Act and “Mining” shall have a corresponding meaning;

“the Mine”
the excavations and all associated workings on the JV Area, both currently existing and those to be developed during the Exploitation Phase of the Joint Venture, which may include a Concentrator Complex, the Mining area and all buildings, structures, machinery, roads and appurtenances used or intended to be used

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for the purposes of prospecting for, winning, Mining of and processing of PGM’s on the JV Area;

“Mining and Prospecting Information”
all Confidential Information available with respect to the Joint Venture Project in relation to PGM’s including, but not limited to all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, electromagnetic or optical disks, sketches, drawings, memoranda, drill cores, logs of such drill cores, geophysical, geological or drill maps, sampling and assay reports, notes, and other relevant information and data in whatever form;

“MPRDA”	the Mineral and Petroleum Resources Development Act 28 of 2002;

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“Non-Contributory Participation Interest”
the ownership interest, expressed as a percentage, of PPL (or its successor or assign) in the Joint Venture if it elects to hold a Non-Contributory Participation Interest in terms of 7.5 or is deemed to have so elected in accordance with 6.1.9.1 , including the rights associated therewith and the management, control, Profits, PGM Rights, and beneficial ownership of the assets, but excluding the losses, expenditure, obligations and liabilities of the Joint Venture and further excluding ownership in the Commercial Production (save for any Profits derived therefrom);

“Operating Expenditure”
every expenditure of any kind other than Capital Expenditure lawfully incurred by the Manager (or the appointees of the Manager) in the management, administration, financing (to be excluded from the calculation of PPL’s Profit share

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in the Joint Venture unless PPL has elected in terms of clause 7.5 to have a Non-Contributory Participation Interest or if PPL has elected to have a Contributory Participation Interest and PPL undertakes debt financing) and operation and rehabilitation of the Mine, including all accruals and provisions, which would be deemed to be operating expenditure in conformity with good mining practice in South Africa and in accordance with internationally accepted accounting practice as well as the policies laid down by the Management Committee from time to time and including all obligations to pay royalties in terms of the PGM Rights and all smelting and refining charges of the Joint Venture, if any;

“Ore”	that part of the mineralised horizon that can be economically extracted. It includes amounts of non-mineralised material that

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are in direct contact with the mineralised portion and which must, of necessity due to the Mining method, also be removed in order to win the mineralisation;

“Participant”	any party who holds a Participation Interest in the Joint Venture from time to time;

“Participation Interest”
in relation to a Participant, the ownership interest, expressed as a percentage, of a Participant in the Joint Venture, including the rights and obligations associated therewith, including losses, liabilities, expenditure, management, control, Profits, Commercial Production and the PGM Rights and beneficial ownership of the assets;

“Party”	a reference to PPL, on the one hand, and Plateau and Anooraq on the other hand and “Parties” means a reference to all of them;

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“Plateau”	as defined in the description of the Parties above;

“Plateau Rights”
the rights to prospect and the right to acquire a right to Mine held by Plateau over the farm Drenthe 778 L.R., in terms of a prospecting contract granted by the State to Plateau executed on 28 September 2001, and over the farm Witrivier 777 L.R. in terms of a prospecting contract granted by the State to Plateau executed on 28 September 2001;

“Platinum Group Metals” or “PGM’s”

platinum, palladium, rhodium, ruthenium, iridium, and osmium, and the metals and minerals mineralogically associated therewith including but not limited to gold, chrome, silver, copper, nickel and cobalt together with any such metals and minerals which may be extracted from the normal Mining of first-mentioned minerals in, on

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or under the JV Area, to the extent that rights thereto are owned, or rights to prospect and Mine are held, by the Parties as at the Effective Date;

“PGM Rights”	the PPL Rights and the Plateau Rights together and any rights granted in substitution thereof to the Parties in terms of the MPRDA after the Promulgation Date;

“PPL”	as defined in the description of the Parties above;

“PPL Rights”
the rights to PGM’s held by PPL over that part of the farm Overysel 815, registration division L.R., outlined by the figure ABCDEFA on the plan annexed hereto as Annex “1”, measuring approximately 637,79 (SIX HUNDRED AND THIRTY SEVEN comma SEVEN NINE) hectares

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held by virtue of Certificate of Rights to Minerals 216/1938S;

“Proceeds”	all monies received for and on behalf of the Joint Venture from the disposal of Commercial Production;

“Profit”
net profit as envisaged by IAS, excluding, in relation to the Profit attributed to PPL in terms of this Agreement if PPL has elected to have a Non-Contributory Participation Interest in accordance with clause 7.5, amortisation and any other capital related costs;

“Promulgation Date”	the date upon which the MPRDA is proclaimed as effective legislation, which shall be the date to be determined by the State President by notice in the Government Gazette;

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	“Records”	all books, records, invoices, documents and other papers, tapes, or disks maintained by a Party or by the Joint Venture in relation to the Joint Venture Project;

	“Representative”	a natural person appointed by a Participant to attend and represent that Participant at a Meeting;

	“RPM”	Rustenburg Platinum Mines Limited (Registration No. 1931/003380/06);

	“Signature Date”	the date of notarial execution of this Agreement.

1.2
If any provision in a definition is a substantive provision, conferring rights or imposing obligations on any Party, notwithstanding that such provision is only contained in the relevant definition, effect shall be given thereto as if such provision were a substantive provision in the body of this Agreement.

1.3	Unless inconsistent with the context, an expression which denotes :

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1.3.1	any gender includes the other genders;

1.3.2	a natural person includes an artificial person and vice versa;

1.3.3	the singular includes the plural and vice versa.

1.4	The annexes to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.

1.5	The headnotes to the clauses in this Agreement are inserted for reference purposes only and shall in no way govern the construction or interpretation hereof.

2.	INTRODUCTION

2.1
PPL owns and operates a PGM mine near Potgietersrust in the Bushveld Region of South Africa. In addition it holds the PPL Rights which are not presently in production or under active prospecting . RPM operates PGM concentrate smelting and refining complexes in South Africa. PPL desires to enter into an agreement with Anooraq and Plateau, which is a wholly-owned subsidiary of Anooraq, to allow Plateau to acquire a substantial interest in the

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PGM Rights to the extent that they are owned by PPL in respect of the JV Area in return for an undertaking to make prospecting expenditures on the JV Area, allowing PPL to acquire a substantial interest in the PGM Rights to the extent that they are held by Plateau, granting PPL a participation in a joint venture and entering, on commercial terms, into a PGM Ore or Concentrate (as the case may be) purchase and disposal agreement with PPL, RPM, or any of their Affiliates.

2.2
Plateau has certain rights to prospect and Mine for PGM’s on the farms Drenthe 778 L.R. and Witrivier 777 L.R. in the Bushveld Region of South Africa. Anooraq is a member of the Hunter Dickinson Group of North America, which specialises in the conduct of prospecting activities for base minerals and precious metals worldwide. Plateau desires to expand its prospecting activities in the Platreef area, and proposes to acquire a substantial interest in the PGM Rights in respect of the JV Area, to the extent that they are owned by PPL in return for undertaking prospecting expenditures on the JV Area, granting PPL a participation in a joint venture, allowing PPL to acquire a substantial interest in the PGM Rights to the extent that they are owned by Plateau and entering, on commercial terms, into a PGM Ore or Concentrate (as the case may be) purchase and disposal contract with PPL, RPM or any of their Affiliates.

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2.3
The Parties intend introducing an HDP Participant into the Joint Venture before (if necessary) or at the Exploitation Phase involving local communities and so as to accord with the requirements of the Charter contemplated in section 100 of the MPRDA.

2.4
PPL and Plateau wish to carry out a prospecting programme and feasibility study on the JV Area to achieve their respective wishes set out in clauses 2.1, 2.2 and 2.3 and for this purpose wish to form the Joint Venture.

2.5	The Joint Venture will have as its purpose and Business:

2.5.1	the investigation of PGM prospecting opportunities on the JV Area;

2.5.2	PGM prospecting on the JV Area; and

2.5.3	Mining and extraction of PGM’s on the JV Area.

3.	ESTABLISHMENT OF THE JOINT VENTURE

3.1
With effect from the Effective Date, the Participants shall carry on the Joint Venture Project, upon the terms and conditions and for the purposes and scope as defined in this Agreement. Except as otherwise provided for in this

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Agreement, and other than the HDP Participant referred to in 2.3 at the Exploitation Phase (or earlier if necessary) PPL and Plateau shall be the only Participants in the Joint Venture.

3.2
Forthwith after the Effective Date, to achieve the objectives in clause 2.4, the Parties agree to associate together in a joint venture to be known by a name to be agreed by the Parties forthwith after the Signature Date.

3.3
Unless otherwise agreed between the Participants and unless PPL makes the election to have a contributory Participation Interest in accordance with clause 7.5, all the obligations which accrue to and are incurred by them as against third parties in pursuing the objects of the Joint Venture in accordance with the provisions of this Agreement, shall be incurred solely by the Participants to the Joint Venture other than PPL.

3.4
Nothing in this Agreement shall be construed as creating a relationship of principal and agent, other than as expressly created in this Agreement, or partnership between the Participants, their intention being merely to co-operate with each other and to act together for purposes of the Joint Venture Project.

3.5	Save as may otherwise be permitted by this Agreement, none of the Participants shall be entitled to incur any obligations on behalf of the others or

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to act on behalf of the others or to act on behalf of or bind the Joint Venture or any Participant.

3.6	The initial Participation Interests of the Participants in the Joint Venture shall be :

3.6.1	PPL – 50% (FIFTY PERCENT);

3.6.2	Plateau –50% (FIFTY PERCENT).

4.	WARRANTIES AND REPRESENTATIONS

4.1
Anooraq and Plateau jointly and severally (i) represent and warrant as follows to PPL (such representations and warranties being of a continuous nature and deemed to be effective at all times during the term of this Agreement); and (ii) acknowledge and confirm that PPL, after due enquiry, is relying on such representations and warranties in the entering into by it of this Agreement :

4.1.1
Anooraq and Plateau are corporations duly incorporated and existing under the laws of Canada and South Africa respectively and are duly qualified, licensed or registered to carry on business under the laws applicable to them in all jurisdictions in which the nature of their assets

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or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on their business or their ability to fulfil their obligations under this Agreement;

4.1.2	they have all necessary corporate power to enter into and perform their obligations under this Agreement and any agreement and instrument referred to in or contemplated by this Agreement;

4.1.3	they are not (i) insolvent; or (ii) generally unable to pay their debts as such debts become due;

4.1.4
the execution, delivery and performance by them of this Agreement and any other agreement or instrument to be executed and delivered by them hereunder and the consummation by them of all the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of them;

4.1.5
this Agreement and all other agreements or instruments to be executed and delivered by them hereunder have been duly executed and delivered by them, and constitute legal, valid and binding obligations of them enforceable against them in accordance with their respective terms;

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4.1.6
they are not subject to, or party to, any charter or by-law restriction, any law, any claim, or any Encumbrance or any other restrictions of any kind or character which would prevent consummation of or have any adverse effect on the transactions contemplated by this Agreement or any other agreement or instrument to be executed and delivered by them hereunder;

4.1.7
they, alone or together with any other person, do not hold any direct or indirect interest in or right to acquire any interest in any right to prospect or Mine or both, any part of the JV Area other than the Plateau Rights.

4.1.8	all operations undertaken on that portion of the JV Area covered by the Plateau Rights as at the Signature Date have complied with all applicable laws, including all applicable environmental laws;

4.1.9
they will deliver to PPL all relevant data and information in their possession or under their control relating to the mineral potential of the JV Area and relating to their access rights to the JV Area. To the best of its knowledge and belief, after due enquiry, Plateau is not aware of any pending or threatened claims by third parties, including indigenous peoples or government agencies, for anything done or not done with respect to the Plateau Rights or the JV Area other than land claims

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lodged under the Restitution of Land Rights Act, 1994, in respect of the area covered by the Plateau Rights;

4.1.10
Plateau has no outstanding environmental, reclamation or abandonment obligations or work orders or other liabilities with respect to any portion of the Plateau Rights or the JV Area and they are not aware, to the best of their knowledge, after due inquiry, of any basis for any such obligations or liabilities to arise in the future as result of any activity on the JV Area carried out by Plateau or its predecessors-in-title;

4.1.11
all taxes, levies, duties or imposts of any kind whatsoever in respect of the ownership and use of the Plateau Rights which were or are due and payable on or prior to the date of this Agreement have been paid and satisfied as at such date.

4.2
PPL (i) represents and warrants as follows to Anooraq and Plateau (such representations and warranties being of a continuous nature and deemed to be effective at all times during the term of this Agreement); and (ii) acknowledges and confirms that Anooraq and Plateau, after due enquiry, are relying on such representations and warranties in the entering into by them of this Agreement :

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4.2.1
PPL is a corporation duly incorporated and existing under the laws of South Africa and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on its business or its ability to fulfil its obligations under this Agreement;

4.2.2	it has all necessary corporate power to enter into and perform its obligations under this Agreement and any agreement and instrument referred to o r contemplated by this Agreement;

4.2.3	PPL is not (i) insolvent; or (ii) generally unable to pay its debts to as such debts become due;

4.2.4
the execution, delivery and performance by PPL of this Agreement and any other agreement or instrument to be executed and delivered by it hereunder and the consummation by it of all the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of PPL;

4.2.5	this Agreement and all other agreements or instruments to be executed and delivered by PPL hereunder have been duly executed and delivered

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by PPL, as the case may be, and constitute legal, valid and binding obligations of PPL enforceable against PPL in accordance with their respective terms;

4.2.6
PPL is not subject to, or party to, any charter or by-law restriction, any law, any claim, or any Encumbrance or any other restrictions of any kind or character which would prevent consummation of or have any adverse effect on the transactions contemplated by this Agreement or any other agreement or instrument to be executed and delivered by PPL hereunder;

4.2.7	PPL, alone or together with any person, does not hold any direct or indirect interest in or rights to prospect or Mine or both, any part of the JV Area, other than the PPL Rights;

4.2.8	all operations undertaken on that portion of the JV Area covered by the PPL Rights to date have complied with all applicable laws, including all applicable environmental laws;

4.2.9
it will deliver to Plateau all relevant data and information in its possession or under its control relating to the mineral potential of the JV Area and relating to its access rights to the JV Area. To the best of its knowledge and belief, after due enquiry, PPL is not aware of any pending

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or threatened claims by third parties, including indigenous peoples or government agencies, for anything done or not done with respect to the PPL Rights or the JV Area other than land claims lodged under the Restitution of Land Rights Act, 1994, in respect of the area covered by the PPL Rights;

4.2.10
PPL has no outstanding environmental, reclamation or abandonment obligations or work orders or other liabilities with respect to any portion of the PPL Rights or the JV Area and it is not aware, to the best of its knowledge, after due inquiry, of any basis for any such obligations or liabilities to arise in the future as a result of any activity on the JV Area carried out by PPL or its predecessors-in-title;

4.2.11
all taxes, levies, duties or imposts of any kind whatsoever in respect of the ownership and use of the PPL Rights which were or are due and payable on or prior to the date of this Agreement by PPL have been paid and satisfied as of such date.

5.	DURATION

5.1	The Joint Venture Project shall be deemed to be established and constituted on the Effective Date until the earlier of :

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5.1.1	closure of the Mine, and once rehabilitation of the Mine and related property has been completed and a closure certificate in regard thereto has been obtained in terms of the prevailing legislation;

5.1.2	termination of the Joint Venture Project by mutual written agreement between the Parties;

5.1.3	lapse of this Agreement in accordance with clause 6.1.4, or

5.1.4	cancellation in terms of the provisions of clause 26.3.

5.2
No Participant shall have the right to, and the Participants agree not to, dissolve, terminate or liquidate or to petition any court for the winding up, dissolution, deregistration or liquidation of the Joint Venture except as provided herein.

5.3	For further clarity, the Joint Venture Project shall not be terminated by the admission of any new Participant to the Joint Venture.

6.	EXPLORATION PHASE

6.1	During the Exploration Phase :

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6.1.1	Plateau shall spend the following Exploration Expenditure on the JV Area for and on behalf of the Joint Venture, namely :

6.1.1.1	during the first year, [R1 215 000,00 (ONE MILLION TWO HUNDRED AND FIFTEEN THOUSAND RAND)];

6.1.1.2	during the second year [R1 822 500,00 (ONE MILLION EIGHT HUNDRED AND TWENTY TWO THOUSAND AND FIVE HUNDRED RAND)];

6.1.1.3	during the third year, [R2 430 000,00 (TWO MILLION FOUR HUNDRED AND THIRTY THOUSAND RAND)];

6.1.1.4	during the fourth year, [R3 105 000,00 (THREE MILLION ONE HUNDRED AND FIVE THOUSAND RAND)];

6.1.1.5	during the fifth year, [R3 780 000,00 (THREE MILLION SEVEN HUNDRED AND EIGHTY THOUSAND RAND)];

and shall maintain in force the Plateau Rights;

6.1.2	PPL shall maintain in force the PPL Rights;

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6.1.3
Plateau shall maintain in force its prospecting permit in terms of section 6 of the Act in respect of the Plateau Rights for the purposes of this Agreement and PPL shall maintain in force its mining authorisation in terms of section 9 of the Act in respect of, inter alia, the PPL Rights for the purposes of this Agreement;

6.1.4
this Agreement shall lapse at the end of any year of this Agreement if Plateau has not complied with its Exploration Expenditure commitments for any year of this Agreement as set out in clause 6.1.1 above;

6.1.5	in regard to the Exploration Expenditure referred to in clause 6.1.1 :

6.1.5.1	any Exploration Expenditure in excess of the amounts referred to in clause 6.1.1 in any year shall be carried forward as a credit to the following year or years;

6.1.5.2	the amounts in clause 6.1.1 are exclusive of value-added tax;

6.1.5.3	the Exploration Expenditure for year 1 (ONE) is committed by Plateau;

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6.1.5.4
the Exploration Expenditure for years 2 (TWO), 3 (THREE), 4 (FOUR) and 5 (FIVE) are not committed but are at the discretion of Plateau. If it elects not to proceed to an ensuing year’s Exploration Expenditure, Plateau shall give PPL written notice of such election at least 60 (SIXTY) days prior to the end of the then current year of this Agreement;

6.1.5.5
Plateau shall furnish PPL with quarterly statements detailing Exploration Expenditure for the relevant quarter together with access to all documentation evidencing such expenditure and an annual audit certificate certifying the amount of such expenditure;

6.1.6	the activities of the Joint Venture Project shall be to identify PGM Mining opportunities, prospecting, and a pre-feasibility study leading to a Bankable Feasibility Study;

6.1.7	Plateau shall decide whether the Joint Venture shall proceed to a Bankable Feasibility Study in relation to the JV Area;

6.1.8
the Participants shall convene a meeting after the completion of the Bankable Feasibility Study (“Bankable Feasibility Study Date”), which shall be no later than 3 (THREE) months after the Bankable Feasibility

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Study Date, at which meeting the Participants shall resolve whether or not to proceed with Mining in and on the JV Area;

6.1.9	in the event that the Bankable Feasibility Study supports the Decision to Mine; and

6.1.9.1
PPL votes not to proceed with Mining for the minerals in the JV Area at the meeting referred to in 6.1.8, PPL, shall be deemed to have chosen to have a Non-Contributory Participation Interest as set out in 7.5, from the date of the meeting if Plateau wishes to proceed with Mining; and

6.1.9.2
Plateau votes not to proceed with Mining for the minerals in the JV Area at the meeting referred to in 6.1.8 and PPL votes to proceed with Mining then PPL shall have the option to buy out Plateau’s Participation Interest at an aggregate of the net present value of exploiting the Plateau Rights as a stand alone Mining operation by applying an agreed discount rate as determined in the Bankable Feasibility Study and all Exploration Expenditure incurred by Plateau up to the completion of the Bankable Feasibility Study, which option shall be exercised in writing by PPL delivering a

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declaration of exercise of option to Plateau within 30 (thirty) days of the said meeting;

6.1.10
Plateau and PPL shall together conduct baseline environmental studies at their own cost of the estimated rehabilitation liabilities as at the Signature Date in respect of the Plateau Rights and PPL Rights respectively. Should the Joint Venture terminate prior to the Exploitation Phase, Plateau and PPL shall retain their respective rehabilitation liabilities as at the Signature Date as identified in the said baseline studies.

6.2
It is recorded that when Plateau converts its prospecting permit over the Plateau Rights to new order rights under MPRDA and converts the mining authorisation held by PPL over the PPL Rights to new order rights under MPRDA it shall do so in the names of all Participants in percentage interests equal to their respective Participation Interests from time to time, subject to the provisions of clause 6.11. Should this not be legally permissible, the Parties shall negotiate amendments to this Agreement by means of pooling and sharing Ore and Concentrate from their respective areas for their respective benefit, and sharing of costs.

6.3	During the Exploration Phase, and until such stage as Plateau has either converted the PPL Rights into rights under MPRDA in terms of 6.2 or 6.11,

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Plateau is hereby appointed by PPL, as independent contractor, to conduct the prospecting activities contemplated in terms of this Agreement on the area covered by the PPL Rights.

6.4
During the Exploration Phase, Plateau shall indemnify and hold harmless PPL against any claims that may be made against PPL by any third parties for any loss, damage, injury to or death of any persons arising out of the negligent act or omission on the part of Plateau in the course of its activities on the JV Area. PPL shall immediately notify Plateau of any such claim, and Plateau shall be entitled to contest, settle, compromise or otherwise deal therewith subject to it indemnifying PPL in respect of any legal costs. PPL shall not itself settle or deal with such claim save with Plateau’s consent, and shall afford Plateau all reasonable co-operation and assistance in dealing with any such claims.

6.5
Plateau shall before commencing any activities on the area of the PPL Rights in terms of this Agreement, procure the amendment of the EMPR for the area covered, inter alia, by the PPL Rights, to allow for the activities contemplated hereunder on the area covered by the PPL Rights.

6.6
Subject to the provisions of clause 6.1.10, should this Agreement be terminated or lapse, Plateau shall fill in or cover or otherwise render safe all holes and excavations made by it on the JV Area to the extent that it is required to do so

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pursuant to the approved environmental programmes in respect of the JV Area and in order to obtain “closure certificates” in respect of the JV Area pursuant to section 12 of the Act, subject however to any provisions of law or regulation and/or directives by officials of the Department of Minerals and Energy, and shall (to the extent provided for by law or regulation) be answerable to the landowners for any damage caused by Plateau to any improvements on the JV Area, save where Plateau or PPL continue with prospecting or Mining activities over the JV Area independently of the Joint Venture.

6.7
During the Exploration Phase, should any of the Anglo Platinum Group’s personnel be employed by or seconded to the prospecting project of the Joint Venture contemplated herein, the relevant company within the Anglo Platinum Groups will invoice Plateau for the services rendered by its personnel and Plateau shall reimburse that company therefor at pre-agreed rates.

6.8
Forthwith after the Effective Date PPL and Plateau shall each appoint 2 (TWO) representatives to a prospecting committee which will be formed to oversee the prospecting activities during the Exploration Phase. The rules and procedures of such committee shall be determined by the committee itself. Plateau shall chair the prospecting committee, and in the event of the prospecting committee being deadlocked in respect of an Exploration Expenditure programme, the dispute resolution procedure in 17 shall apply.

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6.9
The prospecting staff of the Participants shall meet forthwith after the Effective Date to formulate a prospecting programme for the JV Area for approval by the said prospecting committee for the Exploration Phase. The programme will be updated, revised and supplemented as circumstances demand.

6.10
Should Plateau have completed its expenditure obligations in clause 6.1.1 either at the end of the fifth year of this Agreement or prior thereto, or the Participants have taken a Decision to Mine the Joint Venture shall proceed from the Exploration Phase to the Exploitation Phase.

6.11

6.11.1
As soon as feasibly possible after the Signature Date the Parties shall meet with a view to creating a company (“JV Company”) in which the PGM Rights, once converted into rights under MPRDA, will be housed, subject to the necessary Ministerial consents being obtained therefor in terms of MPRDA.

6.11.2
The shareholding of the Parties in the JV Company shall equal their Participation Interests in the Joint Venture at the time of creation of the JV Company; provided that such shareholding shall change by the issue of new shares at par value to accord with their respective participation interests in the joint venture referred to in 6.11.5.

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6.11.3
The Parties in creating the JV Company shall adopt a memorandum and articles of association to give effect to the principles of this Agreement. The articles of association shall further create a class of shares in the JV Company styled “HDP Shares” to accommodate the entrance of the HDP Participant and the locking up of such shares forever as HDP Shares to enable the Joint Venture to comply with the Charter.

6.11.4	The Parties shall further negotiate the terms of a shareholders agreement for the JV Company to give effect to the principles set out in this Agreement.

6.11.5
The Parties shall further negotiate the terms of a joint venture agreement by and between the Parties and in terms of which the JV Company shall sub-grant the new order rights obtained under MPRDA in place of the PGM Rights to an unincorporated joint venture between the Parties and the JV Company following substantially the terms and principles of this Agreement; provided that the provisions of 7.1 shall apply, mutatis mutandis once the Exploitation Phase is reached.

6.11.6	In concluding the agreement referred to in 6.11.5, the Parties shall provide, inter alia, for the maximisation of protection of the PGM Rights

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under MPRDA and tax benefits to the Parties, without adversely affecting the rights and obligations of the Parties under this Agreement.

6.11.7
Should the Parties have been unable to agree the terms of the memorandum and articles of association and the shareholders agreement of the JV Company, or the joint venture agreement referred to in 6.11.5, within a period of 6 (SIX) months from the Signature Date, either one of the Parties shall be entitled to refer the finalisation of the outstanding items to Roger Taplin of McCarthy Tetrault LLP in Vancouver, Canada (“the expert”) for determination of the final terms that shall govern. The expert shall be acting as an expert and not as an arbitrator and in the absence of manifest error the determination of the final terms by the expert shall be final and binding on the Parties and not capable of review or appeal. In determining the final terms the expert shall be instructed to abide by the terms and principles set out in this Agreement including but not limited to this clause 6.11. The expert in making his determination shall be entitled to :

6.11.7.1	instruct financial advisers of the expert’s own choice to assist in making the determination;

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6.11.7.2	call for an agreed statement of facts from the Parties in respect of any factual matters not apparent from this Agreement.

6.11.8
Once the Parties have agreed the matters referred to in this 6.11 (or the matters have been finally determined in accordance with 6.11.7) the joint venture agreement referred to in 6.11.5 shall substitute this Agreement.

7.	EXPLOITATION PHASE

7.1
Within 2 (TWO) months of taking a Decision to Mine, the Participants shall decide whether to form a new legal entity to conduct Mining , and on failure to reach such an agreement, the Joint Venture will continue to operate in accordance with the terms and conditions set out hereunder.

7.2
The Participants shall procure at the commencement of the Exploitation Phase (or earlier if necessary), that an HDP Participant is introduced into the Joint Venture having a Participation Interest sufficient to satisfy the requirements of the MPRDA and the Charter; provided that by the commencement of Commercial Production the HDP Participant shall have a Participation Interest of at least 26% (TWENTY SIX PERCENT). The identity of the HDP Participant shall require the prior written approval of both Participants which approvals shall not be unreasonably withheld.

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7.3
The balance of the Participation Interest after the introduction of the HDP Participant shall be divided between PPL and Plateau based on their respective contribution values as determined in the Bankable Feasibility Study. The value of the PPL Rights (“the PPL Value”) will be equal to the Net Present Value (“NPV”) of exploiting the PPL Rights as a stand alone Mining operation by applying an agreed discount rate. The discount rate for the farms Drenthe 778 L.R. and Overysel 815 L.R. shall be equal. If the Parties are unable to agree a discount rate for Witrivier 778 L.R. or if the inclusion thereof does not add value to the Joint Venture Project that property shall no longer form part of the Joint Venture. The value of the Plateau Rights (“the Plateau Value”) will be equal to the aggregate of all Exploration Expenditure incurred by Plateau up to the commencement of the Exploitation Phase and the Net Present Value (“NPV”) of exploiting the Plateau Rights as a stand alone Mining operation by applying an agreed discount rate.

7.4
Should the PPL Value and the Plateau Value differ then in the event that the Plateau Value is greater than the PPL Value, then PPL’s initial Participation Interest in the Exploitation Phase shall be reduced proportionately and PPL shall have the election to :

7.4.1	remain at its reduced Participation Interest (subject to dilution (as determined in accordance with 7.8) in the event that it elects to have a

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Non-Contributory Participation Interest in accordance with 7.5 or is deemed to have so elected in accordance with 6.1.9.1);

7.4.2
if it elects to have a contributory Participation Interest in accordance with 7.5, make a cash payment to Plateau at the commencement of the Exploitation Phase to make up the difference in the respective values in which event PPL’s Participation Interest shall equal Plateau’s Participation Interest on the date of payment; or

7.4.3
if it elects to have a contributory Participation Interest in accordance with 7.5, fund a disproportionate share of the development expenditure of the Mine on an agreed funding schedule until such stage as incrementally PPL’s Participation Interest equals that of Plateau.

7.5
Subject to the provisions of 6.1.9.1, PPL shall further elect by notice in writing to Plateau at the commencement of the Exploitation Phase whether its Participation Interest shall be contributory or a Non-Contributory Participation Interest.

7.6
Subject to the provisions of 7.4.3, during the Exploitation Phase all Capital Expenditure and Operating Expenditure requirements of the Joint Venture Project shall be funded by the holders of Participation Interests in accordance

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with their respective Participation Interests, save for PPL if PPL has made the election in clause 7.5 to have a Non-Contributory Participation Interest. If PPL has elected a Non-Contributory Participation Interest, the remaining contributory Participants shall contribute funding in the ratio that their contributory Participation Interest is to the total contributing Participation Interest. As between all the contributing Participants, they shall on commencement of the Exploitation Phase agree on a dilution formula in respect of Participation Interests should a Participant decide not be contribute to expenditure, which formula shall take account of prior contributions to the Joint Venture, and failing agreement between the Parties, the formula shall be determined in the manner set forth in clause 17.

7.7
In the event that PPL’s Value is greater than Plateau’s Value at the commencement of the Exploitation Phase and PPL has elected in terms of 7.5 to have a contributory Participation Interest, Plateau shall either :

7.7.1
pay to PPL a cash amount forthwith after the commencement of the Exploitation Phase so as to equalise the difference and after such payment the Participation Interests of Plateau and PPL shall be equal; or

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7.7.2		fund a disproportionate share of development expenditure of the Mine on an agreed funding schedule until such stage as incrementally Plateau’s Participation Interest equals that of PPL.

In the event that PPL’s Value is greater than Plateau’s Value at the commencement of the Exploitation Phase and PPL has elected in terms of 7.5 to have a Non-Contributory Participation Interest, PPL’s initial Participation Interest shall dilute in terms of 7.8.

7.8
Should PPL make an election in terms of 7.5 to have a Non-Contributory Participation Interest during the Exploitation Phase then PPL’s Non-Contributory Participation Interest shall be revised at the end of each 3 (THREE) month period from the commencement of the Exploitation Phase by the following formula :

X
A = ----
Y

	where :	A	is the revised Non-Contributory Participation Interest of PPL at the end of each 3 (THREE) month period;

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	X	is PPL’s Value (plus any other agreed expenditure incurred by PPL for and on behalf of the Joint Venture);

Y
is the aggregate of PPL’s Value, Plateau’s Value and all expenditure incurred by the Participants for and on behalf of the Joint Venture from the commencement of the Exploration Phase up to the end of the relevant 3 (THREE) month period.

7.9
Should the operation of the formula in 7.8 result in PPL’s Non-Contributory Participation Interest diluting down to 12½% (TWELVE AND A HALF PERCENT) it shall reduce no further; provided that for every full percentage point or part thereof that the royalty rate in the Mineral and Petroleum Royalty Act, once enacted is reduced, from that proposed in the draft Mineral and Petroleum Royalty Bill of 4% (FOUR PERCENT) on platinum group metals, the rate of 12½% (TWELVE AND A HALF PERCENT) shall be increased by an equivalent percentage point or part thereof to a limit of 15%. (FIFTEEN PERCENT); provided further that if the prescribed royalty under the Mineral and Petroleum Royalty Act, once enacted, is not based on published tradable values or gross sales values, or if the royalty is in a different form such as a tax, then the Parties shall negotiate and agree the import of such royalty or tax, or

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other impost on the basis of the provisions of this clause 7.9 and agree a methodology to calculate the limits imposed upon the Non-Contributory Participation Interest in this clause 7.9 so as to place the Parties in the same commercial position as if the said proposed royalty rate had been enacted. Should the Parties be unable to agree on a percentage for purposes of this clause 7.9, within 30 (THIRTY) days after their first meeting either one of the Parties shall be entitled to refer the determination of the percentage to the expert referred to in 6.11.7 for expert determination and his decision shall be final and binding on the Parties and not capable of review or appeal. In making such a determination the said expert shall impose a percentage Non-Contributory Participation Interest of between 12½% (TWELVE AND A HALF PERCENT) and 15% (FIFTEEN PERCENT) and the said expert shall make all reasonable assumptions necessary to come to a determination, which will, as near as is reasonably possible place the Parties in the same financial position they would have been had the royalty been based on the published tradable values or gross sales values as proposed in the draft Mineral and Petroleum Royalty Bill.

7.10	In regard to management of the cash of the Joint Venture during the Exploitation Phase:

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7.10.1
all of the Proceeds and all the other revenue of the Joint Venture derived from the sale of anything else by or on behalf of the Participants, or any insurance proceeds as a result of a claim for loss of Profits, will be paid into a bank account in the name of the Joint Venture;

7.10.2	Operating Expenditure and Capital Expenditure of the Joint Venture shall be paid for by the Manager out of the bank account referred to in clause 7.10.1;

7.10.3
the Manager shall retain sufficient funds in the said bank account to fund working capital of the Joint Venture required for Operating Expenditure and Capital Expenditure of the Joint Venture in an amount to be determined by the Manager, which amount may be varied by the Management Committee at any time;

7.10.4
subject to clause 7.14, the Participants will maintain the Profit distribution policy whereby, subject to the making of appropriate specific reservations, the portion of annual Profit to be distributed and the portion thereof to be retained, will be commensurate with the maintaining of a sound financial position of the Joint Venture provided that:

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7.10.4.1	the Profits of the Joint Venture shall be distributed on a quarterly basis;

7.10.4.2
should there be insufficient funds in the Joint Venture bank account when a Profit distribution is due, owing to the incurring of Capital Expenditure, PPL’s percentage of such Profit (should PPL have a Non-Contributory Participation Interest), shall accrue interest at the prime interest rate charged by Standard Bank of South Africa Limited (Sandton Branch) plus 3% (THREE PERCENT) from time to time from the due date to the date of distribution.

7.11
The Participants shall investigate the raising of project finance during the Exploitation Phase if this is possible and economical, and the contributing Participants shall jointly cede their Participation Interests as a whole if required as security for project finance. In the event that PPL has a Non-Contributory Participation Interest, the other Participants shall be entitled to pledge the assets of the Joint Venture as security for project finance provided that the financier recognises and acknowledges PPL’s Rights in terms of this Agreement and subordinates its rights to those of PPL under this Agreement and makes it a term of the financing agreements that upon foreclosure under the security any purchaser of the assets of the Joint Venture or the Participation

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Interests of the other Participants, shall become a party to this Agreement with PPL.

7.12
It is recorded that all liabilities and obligations of the Joint Venture shall be borne by the holders of Participation Interests according to their respective Participation Interests, save for PPL, if PPL has made the election in clause 7.5 to have a Non-Contributory Participation Interest.

7.13
All Capital Expenditure and Operating Expenditure will only be incurred in terms of the Annual Budget and/or the Manager’s schedule of authority. The Management Committee shall be required to approve budgets, cash flow forecasts and cash call procedures.

7.14
Should PPL hold a Non-Contributory Participation Interest, PPL shall be entitled to receive Profits from the Joint Venture in accordance with its Non-Contributory Participation Interest only once the Capital Expenditure required to reach an initial steady state as per the Bankable Feasibility Study has been repaid, provided that:

7.14.1
if the Joint Venture Project is identified in the Bankable Feasibility Study as having an after tax IRR of more than 16% (SIXTEEN PERCENT) then PPL shall be entitled to payments of Profits simultaneously with

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repayment of Capital Expenditure in terms of a repayment schedule to be agreed between the Participants as part of the Bankable Feasibility Study, taking the contributing Participants’ project financing obligations into consideration;

7.14.2
in the event of the Participants being unable to agree on the repayment schedule referred to in clause 7.14.1 or the extent of the IRR the matter shall be referred to determination in accordance with clause 17.

7.15

7.15.1
It is recorded that in the event of dilution of the HDP Participant interest below that required to satisfy the provisions of MPRDA, then that portion of the diluted interest by which the HDP Participant’s holding falls below the required interest (“Default Participation Interest”), together with the pro-rata portion of liabilities associated with the Default Participation Interest, will be placed in escrow with a firm of attorneys to be appointed by the Management Committee.

7.15.2
The HDP Participant may reacquire the Default Participation Interest by making the required Capital Expenditure contribution payment which caused the dilution, as well as interest on that amount, levied at Prime

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plus 10% (TEN PERCENT), from the due date of the Capital Expenditure contribution up to the date of settlement.

7.15.3
The trustees may enter into an agreement to sell the Default Participation Interest to a bona fide HDP (“Acquirer”) on market related terms after giving the HDP Participant 30 (THIRTY) days’ written notice of the impending sale, during which 30 (THIRTY) day period the HDP Participant may reacquire the Default Participation Interest as set out above. Failure to complete the sale to the Acquirer for whatever reason will lead to the reinstatement of this clause.

7.15.4	Neither Anooraq nor PPL shall be entitled to acquire the Default Participation Interest.

8.	THE MANAGEMENT COMMITTEE

8.1	The Management Committee will be vested with the management of the Joint Venture and shall be constituted forthwith after the commencement of the Exploitation Phase.

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8.2
Without derogating from the generality of clause 8.1 above, included in the Management Committee’s functions will be the approval and monitoring of the Annual Budget and the 2 (TWO) year rolling budgets.

8.3	The Management Committee shall consist of 6 (SIX) Representatives, or 5 (FIVE) if PPL has a Non-Contributory Participation Interest.

8.4

8.4.1
PPL shall be entitled from time to time by written notice to the Joint Venture to appoint 2 (TWO) Representatives to the Management Committee (or 1 (ONE) if it has elected to have a Non-Contributory Participation Interest) and similarly by written notice to remove any such person or to replace any such person who is so removed or who ceases for any other reason to be a member of the Management Committee. Any person appointed in terms hereof shall be entitled to appoint an alternate to represent him on the Management Committee in his absence.

8.4.2
Similarly Plateau shall be entitled from time to time by written notice to the Joint Venture to appoint 2 (TWO) Representatives to the Management Committee and similarly by written notice to remove any such person or to replace any such person who is so removed or who ceases for any other reason to be a member of the Management

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Committee. Any person appointed in terms hereof shall be entitled to appoint an alternative to represent him on the Management Committee in his absence.

8.4.3
The HDP Participant, once it becomes a Participant, shall be entitled from time to time by written notice to the Joint Venture to appoint 2 (TWO) Representatives to the Management Committee and similarly by written notice to remove any such person or to replace any such person who is removed or who ceases for any other reason to be a member of the Management Committee. Any person appointed in terms hereof shall be entitled to appoint an alternative to represent him on the Management Committee in his absence.

8.5
The first chairperson of the Management Committee shall be appointed by Plateau. The chairperson shall preside at meetings of the Management Committee. The chairperson shall not have a casting vote. The chairperson shall rotate annually with effect from the second year of the Exploitation Phase between appointees of PPL and Plateau respectively. All decisions, subject to clause 10, of the Management Committee shall be by way of majority vote of Representatives, representing a majority of the Participation Interest in the Joint Venture. The Representatives of a Participant shall together have the

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same percentage vote as the Participation Interest of the Participant they represent. The Representatives of a Participant shall vote in 1 (ONE) block.

8.6
The Management Committee will meet at least once per quarter provided that either Participant shall be entitled on notice to convene a meeting. Unless mutually agreed, meetings shall be held in Johannesburg, South Africa.

8.7
The Management Committee shall appoint a secretary who need not be a Representative. The secretary shall give the required notice to the Representatives in terms of this clause 8, shall duly record the minutes of all meetings of the Management Committee and shall distribute such minutes to each of the Participants in addition to the Representatives, and shall have such other powers and duties as the Management Committee may determine from time to time. A Participant that does not give any notice of any changes that it believes should be made to the minutes within 7 (SEVEN) days of receipt of the minutes, shall be deemed to have approved those minutes.

9.	ACCOUNTING MATTERS

9.1
The Joint Venture shall keep full, complete and accurate books of account, records and information with respect to any of the Joint Venture’s affairs and the same shall be maintained at the registered office of the Joint Venture (and

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such other place as the Manager may deem desirable). Entries shall be made in such books of account and records of all such matters, transactions and things as are usually written and entered in books of account and records kept by persons or entities engaged in businesses similar to the Business of the Joint Venture and electronic records shall be kept where feasible. Each Participant shall have the right, acting reasonably, to audit, examine, and make copies of or extracts from the books of account and records of the Joint Venture at all reasonable times during usual business hours. Such right may be exercised through any agent or employee of such Participant designated by it, or by an independent chartered accountant designated by such Participant. Each Participant shall bear all expenses incurred in any examination made for such Participant’s account.

9.2

The initial auditors of the Joint Venture shall be KPMG provided that at its first meeting the Management Committee shall review their appointment and decide on a selection process of the auditors from the commencement of the Exploitation Phase. After carrying out the selection process the Management Committee shall review such appointment based on their performance, ability and fees. All audit reports and reports to management on internal controls and procedures prepared by the auditors of the Joint Venture, shall be made available to the Management Committee and each of the Participants. The

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audit fee to be paid to the auditors of the Joint Venture shall be fixed from time to time by the Management Committee.

9.3
The Management Committee shall provide each Participant with audited financial statements , as soon as reasonably possible, but no longer than 60 (SIXTY) days after the end of each Accounting Period, prepared in accordance with IAS together with the report of the auditors thereon, to meet the reporting requirements of the Participants. During the Exploitation Phase of the Joint Venture the Management Committee shall supply such information to PPL (provided the information is material to PPL’s audit and PPL has given notice to Plateau of such materiality) within a period of 6 (SIX) days from the end of the relevant Accounting Period.

9.4
The Manager shall provide the Management Committee and each Participant with a monthly management and financial report and such other financial and operating information as may be reasonably requested from time to time by any Participant or the Management Committee, within 10 (TEN) days after the month end.

9.5
The Manager shall prepare and deliver to any Participant any information packages or other information which such Participant reasonably requests in connection with any domestic or foreign tax or other governmental filing to be

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made by such Participant or any of its Affiliates, provided that where the Joint Venture would not require such information for its own use or benefit such Participant reimburses the Joint Venture for the incidental out of pocket costs incurred by the Joint Venture in preparing and delivering any such information packages or information (including but not limited to reasonable costs in respect of the Joint Venture’s own personnel and facilities).

9.6	The Joint Venture’s Accounting Period will be from 1 January to 31 December each year.

9.7
During the Exploitation Phase, the Manager shall submit the Annual Budget for the Joint Venture to the Management Committee by 31 August or a later date as agreed by the Management Committee of each year for the following year and rolling 2 (TWO) year budgets annually. Such Annual Budget and rolling 2 (TWO) year budgets will require approval, within 1 (ONE) month of submission, by the Management Committee and in the consideration and approval of such Annual Budget and rolling 2 (TWO) year budgets the Management Committee shall act reasonably and take cognisance of generally accepted mining industry practices, sound economic principles and what is in the best interests of the Joint Venture.

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The Management Committee will at least once in every quarter of every Accounting Period review the financial performance and the progress of the Joint Venture against the Annual Budget. The Annual Budget may be varied or amended to take account of changed economic or other relevant related circumstances or in the light of the mining or other related operations actually carried on by the Joint Venture during the preceding period or part thereof. In carrying out such review and changes and the approval thereof, the Management Committee shall also act reasonably and take cognisance of generally accepted Mining industry practices, sound economic principles and what is in the best interest of the Joint Venture.

9.8	If any Annual Budget will result in a substantial alteration to any run-of-mine plan, then the Manager shall also prepare an amended run-of-mine plan to be submitted with such budget.

9.9
The Manager must carry out the Mining programme within the Annual Budget relating to the relevant part of the Mining programme, but if no expenditure for the year in question has been approved, then the Manager may spend the amount for the year in question referred to in the 2 (TWO) year plan last approved.

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9.10
The Manager shall immediately notify the Management Committee of any material departure from an approved budget. If the Manager exceeds an approved budget by more than 10% (TEN PERCENT), then the excess over 10% (TEN PERCENT), unless directly caused by an emergency or unexpected expenditure made pursuant to clause 9.11 or unless otherwise authorised by the Management Committee, shall be for the sole account of the Manager, and such excess shall not be included in the calculation of any Participation Interest. Budget overruns of 10% (TEN PERCENT) or less shall be borne by Plateau and HDP Participant, should PPL have elected to have a Non-Contributory Participation Interest, in proportion to their respective Participation Interests as of the beginning of the period covered by the budget in question.

9.11
In case of emergency, the Manager may take any action it deems necessary to protect life, limb or property, to protect the Joint Venture assets or to comply with any applicable law or government regulation. Likewise, the Manager may incur expenditures for unexpected events which are beyond its reasonable control. In the case of either an emergency or unexpected expenditure, the Manager shall promptly notify and keep the Participants informed of the emergency or unexpected expenditure, and the Manager shall be reimbursed therefor by Plateau and the HDP Participant should PPL have elected to have a Non-Contributory Participation Interest, within 14 (FOURTEEN) days of

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receipt of an invoice in the relevant amount in proportion to their respective Participation Interests as of the beginning of the period covered by the then current budget.

10.

RESTRICTED MATTERS

No decision of the Management Committee in relation to any of the matters set out herein shall be of any force or effect unless Representatives representing an aggregate Participation Interest of greater than 70% (SEVENTY PERCENT) shall be in agreement in respect of such matters :

10.1	to the voluntary dissolution or liquidation of the Joint Venture and/or any resolution requiring or proposing such dissolution or liquidation;

10.2
the acquisition or purchase of other businesses, either directly or indirectly by means of purchasing shares in any company to which such business may belong or the entering into of further joint ventures;

10.3	any material change in the Business or the objects of the Joint Venture, or the material expansion of the Business;

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10.4
any change in the basis of accounting, otherwise than in accordance with IAS, as the case may be, from those used by the Joint Venture during its immediately preceding Accounting Period and any decision authorising material changes to the book value of any of the assets of the Joint Venture;

10.5	the appointment of auditors;

10.6	the approval of the Annual Budget and each 2 (TWO) year rolling budget or the approval of any expenditure exceeding 10% (TEN PERCENT) of budgeted expenditure during the Exploitation Phase;

10.7	contracts entered into with Affiliates of the Participants in relation to the Joint Venture other than on an arm’s length basis;

10.8	any material transaction outside of the normal course of business;

10.9	the appointment of the Manager, other than Plateau or its Affiliates.

11.	MANAGER The Participants shall decide on the appointment of a Manager for the Exploitation Phase.

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12.	JOINT VENTURE INFORMATION, MINING AND PROSPECTING INFORMATION

12.1
Each of the Participants agrees that it shall at all times treat all Joint Venture Information and Mining and Prospecting Information as strictly confidential and that, except as may be expressly permitted by a written agreement between such Participant and the Joint Venture, or by the consent of the other Participant, it shall not, directly or indirectly, at any time or under any circumstances :

12.1.1	make use of (or make available to any of its Affiliates for their use) any such information, or

12.1.2
communicate or disclose any such information to any person for any purpose whatsoever, except, on notification to the other Participants to any person which has a bona fide need to know such information in connection with the Joint Venture.

12.2	For purposes of clause 12.1, Joint Venture Information and Mining and Prospecting Information shall exclude any knowledge or information which :

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12.2.1	is or becomes generally available to the public other than as a result of disclosure by such Participant in violation of this clause 12;

12.2.2	is or was independently developed by such Participant or on its behalf by personnel having no access to such knowledge or information at the time of independent development;

12.2.3
is already in such Participant’s possession, provided that such knowledge or information was not supplied to such Participant by, or on behalf of, the Joint Venture, or any other Participant, and provided further, that such knowledge or information was not obtained from a source known to such Participant to be prohibited from disclosing such information to such Participant by a legal, contractual or fiduciary obligation to the Joint Venture, such Affiliate or such other Participants;

12.2.4
is required to be given, made or published by law or under the rules and regulations of any relevant stock exchange or any applicable regulatory authority, in which case, the Participant liable to so give, make or publish the same shall give the other Participant reasonable written notice thereof, along with drafts or copies thereof, as soon as is reasonably practicable;

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12.2.5
is required to be disclosed by PPL or Plateau to an affiliate and/or to any provider of finance in order for such companies to take informed decisions regarding the Joint Venture; provided that PPL and Plateau shall procure that such companies agree to keep the information disclosed as strictly confidential.

12.3
In the event that a Participant becomes legally compelled to disclose any such information, such Participant will provide the Joint Venture and the other Participants with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this clause 12. In the event that such protective order or other remedy is not obtained, or that the Joint Venture or other Participants waives compliance with the provisions of this clause 12, such Participant may disclose without liability under this clause 12 only that portion of such information which such Participant, after receiving legal advice is legally required to be disclosed and shall co-operate with the Joint Venture and the other Participants at the Joint Venture’s expense to obtain reliable assurance that confidential treatment will be afforded such information that is so disclosed.

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13.

EXECUTION

In the event of any adjustment in the Participation Interest of the Participants, the Participants shall execute and deliver such instructions and documents as may be necessary to affect and give full legal effect to such adjustment of such Participation Interest.

14.	COMMERCIAL PRODUCTION FROM THE MINE

14.1
During the Exploitation Phase the PGM reserves in relation to the Mine shall be expeditiously Mined and the ore so Mined shall either be distributed to the Participants or shall be treated in a suitable metallurgical process for the production of Concentrate, in the most economical and efficient manner, and in accordance with the plan approved by the Management Committee from time to time.

14.2
The Participants shall be entitled to share in the Commercial Production and Proceeds of the Joint Venture in accordance with their respective Participation Interests in the Joint Venture, subject to the Participants being liable for their proportionate share of the costs directly associated with the Commercial Production, and subject to the terms and conditions contained in this Agreement; provided that in the event that PPL shall have acquired a Non-

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Contributory Participation Interest in the Joint Venture in accordance with 6.1.9.1 or 7.5 PPL shall not share in the Commercial Production and Proceeds (save for any Profits derived therefrom).

14.3
During the period of the Joint Venture during which project finance as required to bring the Mine into Commercial Production is being repaid RPM or any of its Affiliates shall have the right to purchase all of the Ore or Concentrate of the Joint Venture on arm’s length terms substantially in accordance with the draft contracts referred to in 23.3, the terms of which shall be amplified by reference to the results of the Bankable Feasibility Study, and failing agreement between the Parties then as determined by arbitration in accordance with clause 17. The decision whether the Joint Venture shall sell Ore or produce and sell Concentrate shall be decided upon during the finalisation of the Bankable Feasibility Study. After all project finance has been repaid the Participants shall be entitled to share in Commercial Production according to their respective Participation Interests subject to each Participant being liable for a proportionate share of the costs directly associated with the Commercial Production and provided that the Ore or Concentrate of all Participants (other than PPL) shall be offered for sale to RPM or an RPM Affiliate on arm’s length terms substantially in accordance with the draft contracts referred to in 23.3, the terms of which shall be amplified by reference of the Bankable Feasibility Study, and failing agreement between the Parties that as determined

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by arbitration in accordance with clause 17; provided that should PPL have acquired a Non-Contributory Participation Interest in accordance with 6.1.9.1 or 7.5 PPL shall not share in the Commercial Production and Proceeds (save for any Profit derived therefrom).

14.4
The Manager, subject to the overall direction of the Management Committee, shall dispose of all By-products on the best terms available from time to time, and materials produced by the Mine which are not Concentrate or By-products shall be disposed of in accordance with the methods stipulated in the EMPR for the Mine and in a cost effective manner.

15.	FORCE MAJEURE

15.1
If any Party is prevented or restricted directly or indirectly from carrying out all or any of its obligations under this Agreement from any cause beyond the reasonable control of that Party (including without limiting the generality of the aforegoing, war, civil commotion, riot, insurrection, strikes, lock-outs, fire, explosion, flood and acts of God, or by invasion of or sit-ins at the JV Area, or where a Party is prevented from occupying or operating any part of the Mine by combination of workmen or interference by trades union), the Party so affected shall be relieved of its obligations hereunder during the period that such event and its consequences continue but only to the extent so prevented

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and shall not be liable for any delay or failure in the performance of any obligations hereunder of loss of damages either general, special or consequential which the other Party may suffer due to or resulting from such delay or failure, provided always that written notice shall within 48 (FORTY EIGHT) hours of the occurrence constituting Force Majeure be given of any such inability to perform by the affected Party and provided further that the obligation to give such notice shall be suspended to the extent necessitated by such Force Majeure.

15.2
Any Party invoking Force Majeure shall use its best endeavours to terminate the circumstances giving rise to Force Majeure and upon termination of the circumstances giving rise thereto, shall forthwith give written notice thereof to the other Parties.

15.3
If the full and proper implementation of this Agreement is precluded by any of the events or a combination of the events contemplated in clause 15.1 for a period of more than 6 (SIX) consecutive months at any one time, then and in such event the Parties shall endeavour to conclude new arrangements equitable to both of them and failing agreement being reached, the provisions of clause 16 below shall apply.

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16.	DISTRIBUTION OF ASSETS UPON LIQUIDATION

16.1
In the event that the Joint Venture is liquidated at any time, the Joint Venture assets shall be distributed by the Joint Venture to the Participants on such liquidation, in accordance with the provisions set out in this clause.

16.2
The liquidator of the Joint Venture shall, unless otherwise agreed, be a member of the auditors of the Joint Venture at the date of liquidation or, if no such member is able or willing to act, an auditor agreed upon between the Participants, and failing such agreement, appointed by lot.

16.3	The liquidator shall :

16.3.1
demand an account from each Participant of the assets of the Joint Venture and the assets of the Participants contributed to the Joint Venture in its possession as well as any Profits earned by the use or utilisation of those assets since the date of liquidation of the Joint Venture;

16.3.2	compile an account reflecting the assets and liabilities of the Joint Venture, including amounts owed by the Joint Venture to the Participants;

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16.3.3	collect all debts due to the Joint Venture by persons other than the Participants;

16.3.4	realise the assets of the Joint Venture in whatever manner he deems fit, to the extent that he, in his sole discretion, deems necessary, to :

	–	pay the creditors of the Joint Venture;

	–	pay the expenses of such realisation and the liquidation;

	–	settle any claims between the Participants arising from the Joint Venture; and

–
effect a distribution of the remaining assets or the proceeds thereof in accordance with the Participants’ respective Participation Interests, provided that PPL’s (if it has a Non-Contributory Participation Interest) in any mining right shall be distributed to it only after settlement of any debt due to it and after recoupment of all Capital Expenditure paid for out of equity contributions by Plateau;

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16.3.5
in the event of the proceeds of the realisation of the Joint Venture assets proving insufficient to meet the liabilities of the Joint Venture (other than any amounts due to the Participants), levy a contribution upon the Participants to contribute to that deficit in the proportion in which they bear the losses of the Joint Venture;

16.3.6	discharge all the liabilities of the Joint Venture to its creditors other than the Participants insofar as the proceeds of the realisation of the Joint Venture assets (if any), permit; and

16.3.7
compile and settle an account for the payment of claims owing by the Joint Venture to the Participants, the settlement of their claims against each other and the distribution of any assets remaining amongst the Participants in accordance with this 16 with due account being taken of amounts owing by either of the Participants to the Joint Venture.

17.	DISPUTE RESOLUTION

17.1	Any disputes between the Parties arising out of or in terms of or pursuant to the provisions of this Agreement will be resolved in the following manner :

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17.1.1
matters which cannot be resolved at the Management Committee will be referred to the chief operating officer and CEO at the time of Anglo American Platinum Corporation Limited, Anooraq and the HDP Participant respectively;

17.1.2
if a matter referred to the chief operating officer and CEO of Anglo American Platinum Corporation Limited, Anooraq and the HDP Participant respectively in terms of clause 17.1.1 above is not resolved between them within 14 (FOURTEEN) days after the date on which it is referred to them, the matter will be referred to the respective chairmen at that time of Anglo American Platinum Corporation Limited, Anooraq and the HDP Participant for resolution by them;

17.1.3
any dispute to which the provisions of this clause 17 apply which is not resolved in terms of clauses 17.1.1 and 17.1.2 will be referred to arbitration in accordance with the provisions of clauses 17.2 and 17.3 below.

17.2
Any dispute arising from or in connection with this Agreement shall be finally resolved in accordance with the Rules of the Arbitration Foundation of Southern Africa by an arbitrator or arbitrators agreed by the Parties or failing

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such agreement within 14 (FOURTEEN) days of the notification of the dispute appointed by the Foundation.

17.3
Save in the case of manifest error the decision of the arbitrator(s) shall be final and binding on the Parties, and may be made an order of any Court of competent jurisdiction. Each of the Parties hereby submits itself to the jurisdiction of the Witwatersrand Local Division of the High Court of south Africa should the other Party wish to make the arbitrator’s decision an order of that Court.

18.	PROHIBITED TRANSFERS AND RIGHT OF FIRST REFUSAL

18.1
Except as provided in clauses 18.2, 18.3 and 18.4 a Participant may not directly or indirectly, sell, transfer, assign or otherwise dispose of, or further grant a security interest or create a right of participation in or otherwise Encumber its Participation Interest under the Joint Venture or its rights under or in respect of this Agreement or any part thereof, and no Participant shall commit to do the same unless in each case approved by the other Participants in writing and any attempt to do so shall be void.

18.2	In the event of the execution of an agreement providing for the acquisition (“the Acquisition Agreement”) by any third party (“the Acquiring Third Party”)

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of a Participant’s (“the Disposing Participant”) Participation Interest in the Joint Venture, the other Participant (“the Remaining Participant”) shall have a right of first refusal to acquire same on the same terms and conditions as set out in the Acquisition Agreement, subject to the following terms :

18.2.1
the Disposing Participant shall within 5 (FIVE) Business Days after the execution of the Acquisition Agreement, provide a copy of and in writing notify the Remaining Participant of the Acquisition Agreement (“the Acquisition Notice”);

18.2.2	the Remaining Participant shall in writing notify its intention to exercise its right of first refusal to the Disposing Participant within 30 (THIRTY) Business Days of the Acquisition Notice;

18.2.3

if the Remaining Participant is prevented from acquiring the Participation Interest of the Disposing Participant due to antitrust or other regulatory or governmental restrictions, it may, during the period provided for in clause 18.2.2 designate (by notice given to the Disposing Participant) a third party (“the Designated Third Party”) which may exercise the Remaining Participant’s right of first refusal hereunder.

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18.3
In the event of a disposal of a Participant’s Participation Interest as provided for in clause 18.2, the Disposing Participant is obliged to procure that and the Acquisition Agreement will not be effective until the Acquiring Third Party (or Designated Third Party) has entered into an agreement with the other Participants (which agreement shall not constitute a release of the Disposing Participant from its obligations under this Agreement) whereby such Acquiring Third Party (or Designated Third Party) agrees to assume and be bound by all obligations and liabilities of the Disposing Participant and subject to all the restrictions of which the Disposing Participant in respect of the Joint Venture is subject under this Agreement.

18.4
A Participant shall on notice to the other Participants be entitled to Encumber part of its Participation Interest in the Joint Venture to a third party solely for the purposes of raising project finance in relation to the JV Area, subject to the provisions of 7.11.

19.	NOTICES AND DOMICILIA

19.1	The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

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	PPL	:	The Company Secretary
13th Floor
55 Marshall Street
JOHANNESBURG
2001
SOUTH AFRICA
FAX : (011) 3735114
EMAIL: rohanv@angloplat.com

	Anooraq and Plateau	:	President and CEO
1020 – 800 West Pender Street
Vancouver B.C.
Canada
V6C 2V6
FAX : 604 684 8092
EMAIL: ronaldt@hdgold.com
jeffreym@hdgold.com

19.2
The Parties hereto shall be entitled to change their domicilia from time to time, provided that any new domicilium selected shall be an address, other than a box number and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

19.3	All notices, demands, communications or payments intended for any Party shall be made or given at such Party's domicilium for the time being.

19.4	A notice sent by one Party to another Party shall be deemed to have been received :

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19.4.1	on the same day, if delivered by hand;

19.4.2	on the same day, if sent by telex, email or telefax.

19.5
Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

20.	COSTS Each Party shall bear its own costs incurred in negotiating and drafting this Agreement.

21.	GOVERNING LAW This Agreement shall be implemented in accordance with the laws of the applicable jurisdiction, and shall be interpreted in accordance with the laws of South Africa.

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22.	GENERAL

22.1	This document constitutes the sole record of the Agreement between the Parties in regard to the subject matter of this Agreement.

22.2	None of the Parties shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

22.3	No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

22.4
No indulgence which either of the Parties ("the grantor") may grant to the others ("the grantees") shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantees which might have arisen in the past or which might arise in the future.

22.5
Should any provision of this Agreement (including any provision contained in any of the Annexes hereto) be in conflict with the provisions of any law or be in any other way invalid or unenforceable, such conflicting or invalid or

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unenforceable provision shall not be of any force or effect and shall be severable from the rest of this Agreement (and from the Annexes hereto).

23.

SUSPENSIVE CONDITIONS

This Agreement, save for the provisions of clauses 17, 19, 20, 21 and 22 and this 23, which shall be of immediate force and effect, shall be subject to the fulfilment of the following suspensive conditions, namely :

23.1
the obtaining of all regulatory consents that may be required in law to conclude and/or implement the Joint Venture Project including but not limited to the JSE Securities Exchange, the London Stock Exchange, TSX and affiliated exchanges, the South African Competition Commission and the Competition Commission of the European Union, and in terms of the Act;

23.2	the obtaining of the Board of Directors’ approval of Anglo American Platinum Corporation Limited, Anooraq, PPL and Plateau for this transaction;

23.3
the Parties reaching agreement on the final draft terms of a draft Sale of Concentrate Agreement and a draft of the Sale of Ore Agreement referred to in 14.3 to be annexed hereto as Annexes “2” and “3” respectively.

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Should the suspensive conditions not be fulfilled within a period of 6 (SIX) months from the Signature Date, or such extended period as the Parties may agree in writing or waived in writing by all of the Parties, this Agreement shall lapse and cease to be of any further force or effect. The Parties shall, notwithstanding the time limits in this clause 23, be obliged to use reasonable endeavours to procure fulfilment of the suspensive conditions as soon as possible after the Signature Date.

24.

CESSION

None of the Parties shall be entitled to cede or assign any of their rights or obligations under this Agreement without the prior written consent of the other Parties, subject to the provisions of clause 18.4.

25	SUPPORT AND HARDSHIP

25.1
The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions, and the taking of all such steps, as may be open to them and necessary or desirable for or incidental to the putting into effect or maintenance of the terms, conditions, import and intent of this Agreement.

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25.2
Where circumstances arise which were not contemplated or visualised by the Parties at the commencement date of this Agreement, or which render impracticable the implementation of this Agreement the Parties will meet and negotiate in good faith to establish a modus operandi for the attainment and fulfilment of the fundamental purpose of this Agreement which is to form a Joint Venture for the exploitation of the PGM’s in, on, and under the JV Area, and will endeavour to reconcile any divergent interests between themselves.

25.3
Without detracting from the further provisions of this clause 25, the Parties agree that if during the term of this Agreement there is a significant change in the general situation from that existing at the Effective Date thereof which results in one or more of the Parties being placed in an inequitable or unfavourable position, the Parties shall consult together with a view to agreeing in a spirit of mutual trust and understanding what modification, if any, to the present Agreement would be appropriate to take account of such change.

25.4	The Parties undertake to act towards one another in all respects relating to this Agreement, in utmost good faith.

25.5
Should the Mineral and Petroleum Resources Development Act became effective at any time during the period of this Agreement the Parties shall negotiate amendments to this Agreement as may be required to place the

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Parties in the same commercial position that they would have been under this Agreement, should the said Act not have been effective. Without limiting the generality of the aforegoing should Plateau apply for conversion of the prospecting permit issued to the Joint Venture Participants in terms of section 6 of the Act to a new form prospecting right in terms of the said Act when effective, it shall ensure that the conversion is applied for in the names of the Joint Venture Participants in accordance with their respective Participation Interests at the time.

26.	BREACH

26.1
If at any time a Participant (the “Affected party”) is placed under judicial management, in liquidation, or under winding up, whether voluntary, compulsory, final or provisional, or compounds or enters into an arrangement of compromise with its creditors, the other Participants shall have the right to acquire all (but not part only) of the Participation Interest in the Joint Venture then held by the Affected party, upon written notice to that effect given by the other party to the Affected party after the occurrence of the events envisaged herein, at a price which will be determined as a fair selling price by an independent expert appointed by the auditors of the Joint Venture, subject to the provisions of clause 7.15.

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26.2
Upon determination of the price for the Participation Interest in question as envisaged in clause 26.1, the other Participants shall be entitled within 60 (SIXTY) days thereafter on written notice to the Affected party to elect whether or not they wish to proceed with the acquisition of such Participation Interest and if they elect so to proceed they shall within that 60 (SIXTY) day period effect payment to the Affected party in cash of the price so determined for the Participation Interest (but less the amount of any monies that may be owing by the Affected party to the other Participants) against delivery thereof in such form as will be suitable for securing transfer thereof in accordance with the laws of South Africa.

26.3
If at any time any Participant commits any material breach of the terms and conditions of this Agreement and fails to remedy such breach within 60 (SIXTY) days after the receipt of written notice from the other Participants requiring it to remedy such default, the other Participants shall have the right at their option, but without detracting from their further or alternative rights and remedies and without prejudice to any claim which they may have for damages for breach of contract or otherwise, to cancel this Agreement, in which event :

26.3.1	this Agreement shall terminate;

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26.3.2	the Defaulting Participant shall be released from all of its obligations under this Agreement, except where such obligations arose from events which occurred prior to breach;

26.3.3
subject to the provisions of clause 7.15, the non-defaulting Participants may take transfer of the defaulting Participant’s Participation Interest and the provisions of clause 26.1 above shall apply mutatis mutandis in relation thereto.

26.4
Notwithstanding the provisions of clause 26.3, no Participant shall be entitled to exercise or enforce any remedy against another Participant in relation to any breach of the terms and conditions of this Agreement :

26.4.1	if this Agreement specifies the steps to be taken in the event of such breach, unless it takes such steps;

26.4.2	if this Agreement specifies an alternative remedy for such breach;

26.4.3	unless the said breach is fundamental, material, and goes to the root of this Agreement.

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26.5
Should Anooraq be in breach of any of its obligations in this Agreement, PPL shall be entitled to give written notice to Anooraq to remedy such default within a period of 60 (SIXTY) days from the date of receipt of such notice, failing which PPL shall be entitled, without prejudice to their further or alternative rights or remedies at law, to sue for specific performance and/or claim damages.

26.6	Anooraq hereby guarantees to PPL the proper and punctual performance by Plateau of all of the obligations imposed upon Plateau in terms of this Agreement.

THUS DONE AND EXECUTED at SANDTON on the day, month and year first aforewritten, in the presence of the undersigned witnesses.

AS WITNESSES :

1.	(1)	q.q.

2.	(2)	q.q.

	(3)	q.q.

QUOD ATTESTOR

NOTARY PUBLIC